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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                For Registration Of Certain Classes Of Securities
                     Pursuant To Section 12(b) or (g) Of The
                         Securities Exchange Act Of 1934

                               CURAGEN CORPORATION
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             (Exact name of registrant as specified in its charter)


                 Delaware                               06-1331400
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(State of incorporation or organization)   (IRS Employer Identification No.)


555 Long Wharf Drive, 11th Floor, New Haven, Connecticut      06511
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  (Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                          Name of each exchange on which
to be so registered                          each class is to be registered
-------------------                          -----------------------------------

Not applicable                               Not applicable

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [_]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
 Not applicable
 --------------

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                         -------------------------------
                                (Title of class)

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Item 1.    Description of Registrant's Securities To Be Registered.
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     On March 27, 2002 the Board of Directors of CuraGen Corporation (the
"Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of the Company's voting common stock, $.01 par value (the "Common Stock") to stockholders of record at the close of business on April 10, 2002 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share (the "Preferred Stock"), at a purchase price of $150 in cash (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Stockholder Rights Agreement (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent dated March 27, 2002.

     Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate certificates for Rights will be distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of more than 20% or more of the outstanding shares of the Company's Common Stock (the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 20% or more of the outstanding shares of the Company's Common Stock.

     Until the Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding, even without such notation, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 27, 2012, unless earlier redeemed or exchanged by the Company as described below.

     As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date (other than to any Acquiring Person or any associate or affiliate of an Acquiring Person) and, thereafter, such separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board and except in connection with shares of Common Stock issued upon the exercise of employee stock options, issuances under other employee stock benefit plans or upon the conversion of convertible securities issued after the Distribution Date, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event any Person becomes an Acquiring Person, also known as a "Section 11(a)(ii)

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Event", each holder of a Right will thereafter have the right to receive, upon exercise, that number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of the Common Stock at the date of the occurrence of the event. Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be null and void.

     In the event that, at any time following a Section 11(a)(ii) Event, (i) the Company is acquired in a merger or other business combination transaction or
(ii) more than 50% of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the current market price (as defined in the Rights Agreement) of such common stock at the date of the occurrence of the event. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

     At any time after the occurrence of a Section 11(a)(ii) Event, the Board may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one Common Stock Equivalent (as defined in the Rights Agreement), per Right (subject to adjustment).

     The Purchase Price payable, and the number of units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

     In general, the Company may redeem the Rights in whole, but not in part, at any time before a Section 11(a)(ii) Event, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price. The redemption price is payable in cash, stock or other consideration deemed appropriate by the Board.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder

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of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

     Subject to certain exceptions, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to such time as the Rights are no longer redeemable.

Item 2.    Exhibits.
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Exhibit Number    Description
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1.                Rights Agreement between the Company and American
                  Stock Transfer & Trust Company, as Rights Agent, dated as of March 27, 2002, which includes as Exhibit A, the Form of Certificate of Designation of Series A Junior Participation Preferred Stock, as Exhibit B, the Form of Rights Certificate and as Exhibit C, the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-K, File No. 0-23223, filed on April 1, 2002).

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                     CURAGEN CORPORATION



                                     By: /s/ David M. Wurzer
                                         ---------------------------------------
                                         David M. Wurzer
                                         Executive Vice President and
                                         Chief Financial Officer

Date:  April 1, 2002

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                                  EXHIBIT INDEX

Exhibit Number    Description
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1.                Rights Agreement between the Company and American
                  Stock Transfer & Trust Company, as Rights Agent, dated as of March 27, 2002, which includes as Exhibit
                  A, the Form of Certificate of Designation of Series A
                  Junior Participation Preferred Stock, as Exhibit B, the Form of Rights Certificate and as Exhibit C, the Summary of Rights to Purchase Preferred Stock
                  (incorporated by reference to Exhibit 4.4 of the Company's Annual Report on Form 10-K, File No.
                  0-23223, filed on April 1, 2002).

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